SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 10, 1999
               -------------------------------------------------
                Date of Report (Date of earliest event reported)

                             OHIO VALLEY BANC CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                      Ohio
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)

               0-20914                           31-1359191
      ------------------------       ------------------------------------
      (Commission file number)       (IRS Employer Identification Number)

                    420 Third Avenue, Gallipolis, Ohio    45631
               ---------------------------------------------------
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (614) 446-2631

                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

         On December 15, 1998, Ohio Valley Banc Corp., a bank holding company incorporated under Ohio law ("OVBC"), acquired The Jackson Savings Bank, a state savings bank incorporated under Ohio law ("Jackson"). OVBC acquired Jackson as a wholly-owned subsidiary through the merger of Jackson and Ohio Valley Interim Savings Bank, a wholly-owned subsidiary of OVBC organized for the purpose of the acquisition.
         OVBC's earnings release issued on February 10, 1999, including the first full month of combined operations since the acquisition of Jackson, is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

         (a)      Financial statements of business acquired:
                  None required.

         (b)      Pro forma financial information: None required.

         (c)      Exhibits:
                    99 Earnings release of Ohio Valley Banc Corp. issued
                       February 10, 1999.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  OHIO VALLEY BANC CORP.


Date: February 10, 1999                     By: /s/ James L. Dailey
                                               ------------------------------
                                               James L. Dailey, Chairman and
                                               Chief Executive Officer

                                   Exhibit 99

                       [OHIO VALLEY BANC CORP. LETTERHEAD]

For release
Wednesday, February 10, 1999

         Net income for the twelve month period ending December 31, 1998, was $4,129,700 or $1.47 per share compared with $3,781,700 or $1.38 per share a year ago. This 9.2 percent increase in net income and 6.5 percent increase in net income per share was due primarily to increased net interest income. All earnings per share are adjusted for the stock splits of May 10, 1998 and May 10, 1997.
         Net income for the fourth quarter 1998 was $1,164,600 or $.41 per share compared with $1,076,000 or $.39 per share for the same period last year. The
8.2 percent increase in net income and the 5.1 percent increase in net income per share for the current period was also due primarily to improved net interest income.
         The fourth quarter of 1998 marked a period of substantial growth for your company. On December 11th, we opened our fourth Superbank office inside the Big Bend Foodland in Pomeroy, Ohio. On December 15th, Ohio Valley Banc Corp. finalized the acquisition of Jackson Savings Bank, a state-chartered bank based in Jackson, Ohio. Harold A. Howe, the president of Jackson Savings Bank, also became a director of Ohio Valley Bank.
         Our growth trend is continuing with the new year also off to a good start. Earnings for the Month of January, 1999, the first full month of combined operations since the acquisition of Jackson Savings Bank on December 15, 1998, were $314,800 or $.11 per share. This compares to earnings for the month of January, 1998 of $299,700 or $.11 per share and represents an increase of $15,100 or 5.0 percent.
         We are pleased to report our financial results (unaudited) for the quarter ending December 31, 1998 compared to December 31, 1997 and for the most recent twelve months period compared to that of 1997.

                                       FOURTH QUARTER           YEAR-TO-DATE
                                    12-31-98    12-31-97    12-31-98    12-31-97
--------------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Total Interest Income              9,308,700   8,189,100  35,190,600  31,452,800
Total Interest Expense             4,141,500   3,753,100  15,691,200  14,516,600
Net Interest Income                5,167,200   4,436,000  19,499,400  16,936,200
Provision for Loan Losses            912,000     476,800   2,294,700   1,245,000
Total Other Income                 1,187,700     562,900   2,759,800   1,860,000
Total Other Expenses               3,781,600   3,016,200  14,201,100  12,293,300
Income Before Income Taxes         1,661,300   1,505,900   5,763,400   5,257,900
Income Taxes                         496,700     429,900   1,633,700   1,476,200

Net Income                         1,164,600   1,076,000   4,129,700   3,781,700


PER SHARE DATA

Net Income Per Share                     .41         .39        1.47        1.38
Cash Dividends Per Share                 .14         .13         .55         .52
Weighted Average Number of
Common Shares Outstanding          2,814,076   2,762,816   2,801,892   2,741,280

KEY RATIOS

Return on Average Assets               1.06%       1.12%       1.01%       1.02%
Return on Average Equity              11.51%      11.92%      10.69%      10.98%
Dividend Payout Ratio                 35.24%      36.37%      37.13%      37.81%
Average Equity to Average Assets       9.24%       9.44%       9.46%       9.32%


                                     Page 3